Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 29, 2008, relating to (1) the 2008 and 2007 financial statements and financial statement schedules and the retrospective adjustments to the 2006 financial statements and financial statement disclosures of Precision Castparts Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of April 1, 2007), and (2) the effectiveness of Precision Castparts Corp.’s internal control over financial reporting as of March 30, 2008, appearing in the Annual Report on Form 10-K of Precision Castparts Corp. for the year ended March 30, 2008 and incorporated by reference in the Prospectus included in Registration Statement No. 333-90276.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon

August 13, 2008